Exhibit 16.1

February 25, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Pop Culture Group Co., Ltd

Dear Sirs/Madams:

We have read the statements being made by Pop Culture Group Co., Ltd (the “Company”) in its Form 6-K dated February 25, 2026 and captioned “Change of Auditor”. We agree with the statements contained in the paragraphs concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants